Exhibit 99.1

Vantage Drilling Company Receives Notice of Drilling Contract Termination

HOUSTON, TX—(September 1, 2015) - Vantage Drilling Company (NYSE MKT: VTG) (“Vantage”) received a notice dated August 31, 2015 (the “Notice”) from Petrobras America, Inc. (“PAI”) and Petrobras Venezuela Investments & Services B.V. (“PVIS”) stating that PAI and PVIS were terminating the Agreement for the Provision of Services Contract for the Titanium Explorer dated February 4, 2009 (the “Drilling Contract”), between PVIS and Vantage Deepwater Drilling Company, a wholly-owned indirect subsidiary of Vantage, and which had been novated to PAI. The Notice alleges that Vantage has breached its obligations under the Drilling Contract. The Notice does not provide any explanation as to the facts and conduct that constitute a breach by Vantage of its obligations under the Drilling Contract.

Vantage strongly disagrees with the allegations of contractual breaches made by PAI and PVIS in the Notice. Vantage has filed for arbitration to challenge the assertions made in the Notice and to assert that the Notice is a wrongful attempt to terminate the Drilling Contract. Vantage believes that it is in compliance with all of its obligations under the Drilling Contract.

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer. and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

CONTACT INFORMATION

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700